Exhibit 3.1

Articles of Amendment
To the Articles of Incorporation
of
Hepalife Technologies, Inc.

Adopted
Pursuant to Section 607.1003 of the
Florida Business Corporation Act

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, Hepalife Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act, does hereby certify that it has adopted the following Articles of Amendment to its Articles of Incorporation:

FIRST:  Amendment(s) adopted:

“Article IV. Board of Directors” is hereby amended to read in its entirety as follows:

“The affairs of the Corporation shall be managed by a Board of Directors determined as follows:

A. NUMBER OF DIRECTORS. Subject to the rights if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”).

B. ELECTION AND TERMS OF DIRECTORS. Directors shall be elected by a majority of the votes cast, and the directors of this Corporation shall be divided into three classes (Class I, Class II and Class III), with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of office of the Class I directors to expire at the 2010 annual meeting of shareholders of the Corporation and until their respective successors are elected and qualified, the initial term of office of the Class II directors to expire at the 2011 annual meeting of shareholders of the Corporation and until their respective successors are elected and qualified and the initial term of office of the Class III directors to expire at the 2012 annual meeting of shareholders of the Corporation and until their respective successors are elected and qualified. Commencing with the 2010 annual meeting of shareholders of the Corporation, directors elected to succeed those directors whose terms have thereupon expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of the Corporation after their election and until their respective successors are elected and qualified

C.           NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

(1)           If the number of directors is changed, any increase or decrease may be apportioned among the classes so as to maintain or attain, if possible, the equality  of the number of directors  in each class, but in no  case  will a  decrease  in the  number  of directors shorten the term of any incumbent director.

(2) Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause (other than a vacancy resulting from removal by the shareholders, in which case such vacancy shall be filled by the shareholders) shall be filled only by a majority vote of the directors then in office, though less than a quorum, and a director so chosen shall hold office for the unexpired portion of the term of the class in which such director was chosen to serve and until his successor is elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

D. AMENDMENTS TO THIS ARTICLE IV. The affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with this Article.”

“Article V. Capital Stock” is hereby amended to read in its entirety as follows:

“The Corporation shall have the authority to issue 500,000,000 shares of Common Stock, par value $0.001 per share.  The Corporation shall have the authority to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

SECOND:  The date of each amendment’s adoption by the Corporation’s shareholders was May 7, 2010.

THIRD:  The Amendment  to  the  Articles of  Incorporation of  the  Corporation  effected by these Articles of Amendment was duly authorized by the Board of Directors of the  Corporation  in  accordance  with the  provisions  of  Section 607.1003 of the Florida Business Corporation Act (the “FBCA”),  and by the affirmative vote of the holders of a majority of the  Corporation's outstanding  capital stock entitled to vote thereon by written  consent in accordance  with the provisions of Section 607.1003 of the FBCA.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be signed and acknowledged by its President on this 7th day of June, 2010.

HEPALIFE TECHNOLOGIES, INC.

By:	/s/ Richard Rosenblum
Richard Rosenblum
President